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                                                                   EXHIBIT 10(R)



                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT is executed to be effective February 16, 1999 (the "Effective Date") between Clinicor, Inc., a Nevada corporation (the "Corporation"), and Rosina Maar, M.D. (the "Employee").

                                 W I T N E S S E T H:
                                 -------------------

     1.  Employment.  The Corporation hereby employs the Employee and the
         ----------
Employee hereby accepts such employment and agrees to perform the services specified herein upon the terms and conditions hereinafter set forth.

     2.  Term.  Subject only to the provisions for termination as hereinafter
         ----
set forth, the term of this Agreement shall begin on the Effective Date and shall terminate two (2) years and one (1) day thereafter. Unless either party gives the other thirty (30) days written notice prior to the expiration of the initial or any renewal term hereof, this Agreement shall automatically renew for three (3) additional periods of one (1) year each.

     3.  Compensation.  The Corporation shall pay to the Employee a minimum base
         ------------
salary of Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) per year, payable in equal bi-monthly installments, net of applicable withholdings. The Corporation shall also pay to the Employee an initial signing bonus of Thirty-Five Thousand and No/100 Dollars ($35,000.00), payable within forty-five
(45) days after the Effective Date. The Employee shall be entitled to receive such further compensation in the form of bonuses and salary increases as shall be authorized by the Board of Directors of the Corporation (the "Board") from time to time.

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     4.  Benefits.
         --------

         (a) In addition to the direct remuneration provided for in the preceding Section 3, the Employee shall be entitled to participate in and to receive benefits consistent with those of other executive officers of the Corporation. Set forth on Exhibit A hereto is a summary of company benefits
                           ---------
currently made available to executive officers of the Corporation. The Employee understands and acknowledges that these benefits may change from time to time in the ordinary course of the Corporation's business. With respect to the Corporation's vacation policy only, the Employee shall be credited with three
(3) years of service, in addition to actual years of service, so that she shall initially be entitled to three (3) weeks of vacation per year.

         (b) The Corporation shall, simultaneously with the commencement of the Employee's employment hereunder (or as soon thereafter as a meeting of the Board may conveniently be convened, but in no event more than two (2) month following the Effective Date), grant to the Employee options to purchase a total of three hundred thousand (300,000) shares of the Corporation's common stock. The exercise price applicable to such options shall be the closing price of such stock on the Over-the-Counter Bulletin Board (or, if such stock is not traded on the Over-the-Counter Bulletin Board, on such other market as the stock is publicly traded) on the business day immediately preceding the date of grant. Twenty percent (20%) of the options shall vest on the date of grant, and the balance of the options shall vest in four (4) equal annual increments on the anniversary of the Effective Date, commencing on the first anniversary of the Effective Date, in the year 2000, provided the Employee is still employed by the Corporation on such dates. The options,

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if unexercised, shall terminate and expire ninety (90) days after the termination of the Employee's employment by the Corporation, and in any event no later than the seventh anniversary of the Effective Date, in the year 2006. The Employee understands and acknowledges that the grant of options as set forth above does not constitute a promise by the Corporation to continue the term of the Employee's employment hereunder beyond the term provided for in Section 2 hereof. The description of the terms and conditions of the options contained in this Section 4(b) is in all respects subject to and qualified by the terms and conditions of the Corporation's Amended and Restated 1995 Director, Employee and Consultant Stock Option Plan and the standard form of Option Agreement thereunder, each of which has been supplied to the Employee.

         (c) The Corporation acknowledges that Employee will maintain a residence, in Cary, North Carolina during the term of this Agreement. The Corporation agrees to provide living accommodations and a means of travel (subject to the expense limitations and other terms set forth on Exhibit B
                                                                 ---------
hereto) when the Employee is present in Austin, Texas.

         (d) The Corporation shall reimburse to the Employee all business expenditures reasonably incurred by the Employee, subject to the Corporation's expense reimbursement policy in effect from time to time and to the expense limitations set forth on Exhibit B hereto.
                         ---------

     5.  Duties.  The Employee has been selected to serve as Chief Operating
         ------
Officer of the Corporation, and she agrees to perform the duties normally incidental to this office for as long as she holds the office. The Employee acknowledges that she occupies this office at the discretion of the Board and that her title may be changed at any time and that such change will not constitute a breach

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of this Agreement. The Employee agrees to perform for the Corporation such duties and responsibilities as may reasonably be prescribed from time to time by the Board.

     6.  Extent of Service.  The Employee shall devote her full time, attention
         -----------------
and energy to the business of the Corporation and shall faithfully, industriously, and to the best of her ability perform all of the duties that may be required of her as an employee and as an officer of the Corporation. The Employee shall not directly or indirectly render any services to any other person or organization, whether for compensation or otherwise, without the prior consent of the Board. The Employee will not engage in activities, businesses, or investments that would in any way conflict with the best interests of the Corporation. The parties agree that the passive ownership by the Employee of up to one percent (1%) of the outstanding shares of capital stock of a publicly held entity shall not be deemed to violate the provisions of this Section 6, even if such entity competes with the Corporation.

     7.  Confidentiality and Non-Solicitation.
         ------------------------------------

         (a) The Employee recognizes and acknowledges that she will have access to certain Confidential Information of the Corporation (as hereinafter defined) and that such information constitutes valuable, special and unique property of the Corporation. The Employee will not, during the term of her employment or for a period of one (1) year thereafter, directly or indirectly divulge, disclose or otherwise communicate or make available any of such Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without the prior written consent of the Corporation. Confidential Information includes

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without limitation each of the following with respect to the Corporation: (i)
financial information; (ii) information concerning marketing plans or strategies; (iii) information concerning sponsors, investigators and other third parties with whom the Corporation has contacts; (iv) information concerning the Corporation's markets and potential markets; (v) information concerning business methods and practices; (vi) client proprietary information, contracts, proposals, work in process and research; (vii) information concerning development or marketing programs or plans or client lists; and (viii) any other information that the Corporation reasonably treats and identifies as confidential. Confidential Information shall also include without limitation any information or materials received by the Corporation from third parties in confidence (or subject to nondisclosure or similar agreements). Notwithstanding the foregoing, Confidential Information does not include information the Employee had prior to her employment with the Corporation or information that is generally available to the public or in the pharmaceutical industry. The Employee should consider all information coming into her possession by virtue of her employment relationship with the Corporation to be Confidential Information unless it is freely available to the public.

          (b) The Employee shall not, during her employment with the Corporation or for a period of six (6) months thereafter, directly or indirectly, willfully solicit, or willfully interfere with the Corporation's relationships with, or willfully entice away from the Corporation, any sponsor, any investigator with whom the Employee has had a relationship during her employment at the Corporation or any other person, firm or corporation who has at any time during the term of the Employee's employment hereunder done business with the Corporation; provided, however, nothing

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herein shall prevent the Employee from doing business with any person, firm or entity with whom she has had a business relationship prior to the Employee's employment with the Corporation. The Employee shall not, during the term of her employment with the Corporation or for a period of six (6) months thereafter, offer employment to or procure employment for any person who has at any time during the term of the Employee's employment hereunder been employed by the Corporation.

     8.  Materials.  All data, protocols, listings, charts, drawings, records,
         ---------
documents, programs, software, documentation, memoranda, journals, notebooks, records, files, drafts, specifications and similar items relating to the business of the Corporation or its customers, whether compiled by the Employee, furnished to the Employee by the Corporation, its customers or clients or otherwise made accessible to the Employee or coming into her possession, while the Employee is in the employ of the Corporation, and copies of any such items, shall be and remain the sole and exclusive property of the Corporation or its customers or clients, as the case may be, and none of such items shall be removed from the Corporation's business premises by the Employee without the prior consent of the Corporation, except as required in the course of her employment. All of such items shall be returned to the Corporation by the Employee upon the termination of her employment with the Corporation for whatever reason. The provisions of this Section 8 shall not, however, prohibit the Employee from using any materials published by the Corporation and made available (without breach of this Section) to the general public.

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     9.  Termination.
         -----------

         (a) Death or Disability.  Subject to any broader rights granted the
              -------------------
Employee under applicable law, including under the Family Medical Leave Act or under the Americans with Disabilities Act, in the event of the Employee's death or in the event of her disability for a period in excess of one (1) month during the term of this Agreement, the Corporation may terminate this Agreement, in which event the Corporation shall pay to the Employee or to her heirs or personal representatives the amount of compensation and benefits accrued under Sections 3 and 4 hereof through the date of death or (in case of disability) through the end of the one-month period commencing with the onset of disability. The Corporation shall thereafter have no further liability under this Agreement to the Employee or her heirs or personal representatives. "Disability" for purposes hereof shall be deemed to have occurred if the Employee because of injury or sickness is unable to perform each of the material duties of her occupation.

         (b) Termination with Cause by the Corporation.  At any time during the
              -----------------------------------------
term hereof, the Corporation shall have the right to terminate for cause the Employee's employment under this Agreement upon the occurrence of any of the following events by the Employee:

               (i) willful or repeated violation of any of the material provisions of this Agreement, or persistent neglect of her material duties hereunder, provided that any termination pursuant to this subparagraph (i) shall be conducted in accordance with any applicable procedures contained at the time of such termination in the Corporation's Employee Handbook;

               (ii) dishonesty, fraud, embezzlement, defalcation, conviction of any felonious offense; or

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               (iii)  intentionally imparting Confidential Information, as defined in Section 7, to competitors or to other third parties other than in the course of carrying out her corporate duties.

Such termination shall be effective immediately upon the delivery to the Employee by the Corporation of written notice of such termination. In the event of a termination of the Employee's employment for cause in accordance with the provisions of this Section 9(b), the Corporation shall pay to the Employee on the date of termination all compensation and benefits accrued under Sections 3 and 4 of this Agreement to the date of such termination. Thereafter, the Corporation shall have no further obligation to the Employee.

         (c) Termination with Cause by the Employee.  At any time during the
             --------------------------------------
term hereof, the Employee shall have the right to terminate her employment hereunder for cause upon the failure of the Corporation to comply with any of the material terms of this Agreement. Such termination shall be effective immediately upon the delivery to the Corporation by the Employee of written notice of such termination. In the event of a termination of the Employee's employment for cause in accordance with the provisions of this Section 9(c), the Corporation shall pay to the Employee on the date of termination all compensation and benefits accrued under Sections 3 and 4 of this Agreement to the date of such termination. Thereafter, neither the Corporation nor the Employee shall have any obligation to the other hereunder, except as accrued prior to the date of termination or as set forth in Sections 7 and 8 hereof.

     10.  No Termination Without Cause by the Corporation.  The Corporation
          -----------------------------------------------
shall not be entitled to terminate the Employee's employment during either the initial or any renewal term hereof

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without cause. The Corporation may, however, with or without cause, suspend the performance of the Employee's duties hereunder, such suspension to be effective immediately upon written notification by the Corporation to the Employee. In such event, the Employee shall continue to be an employee of the Corporation through the conclusion of the initial or renewal term during which suspension of duties occurs, and the Employee shall be entitled during such initial or renewal term to receive all compensation and benefits provided for herein, including any benefits related to the vesting of options pursuant to any Stock Option Agreement to which the Employee is a party.

     11.  Matters Involving Current Employer.  The Employee represents and
          ----------------------------------
warrants to the Corporation that her execution, delivery and performance of this Employment Agreement will not in any respect contravene any obligations owed by her to any third party, including the Employee's former employer, Quintiles, Inc.

     12.  Notices.  Any notice required or permitted to be given under this
          -------
Agreement shall be sufficient if in writing and if delivered (including delivery by private courier or facsimile transmittal) or sent by registered or certified mail, postage prepaid, return receipt requested to the Employee at 106 Preston Ridge, Cary, North Carolina 27513, or to the Corporation at 1717 West Sixth Street, Suite 400, Austin, Texas 78703, or to such other address as either party shall designate by written notice to the other. Such notice shall be effective as of the earlier of the date received or, if mailed as described above, three days after the date of mailing.

     13.  Assignment.  This Agreement may not be assigned by either party hereto
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without the consent of the other party.  Subject to the foregoing, the rights and obligations of the Corporation

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under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, and the rights of the Employee under this Agreement shall inure to the benefit of the heirs and personal representatives of the Employee.

     14.  Appointment to Board.  The parties mutually acknowledge that the
          --------------------
Employee will be considered for a position on the Corporation's Board of Directors, commencing with the election of directors to be held at the Corporation's 1999 annual meeting. The Employee understands and acknowledges that her nomination for a Board position will be subject to the pro rata representation rights of the Corporation's preferred shareholders and, in particular, will be subject to the agreement of such preferred shareholders to expand the present size of the Board. There can be no assurance that the preferred shareholders will approve expansion of the Board.

     15.  Miscellaneous.
          -------------
          (a) This Agreement shall be subject to and governed by the laws of the State of Texas and is performable in Travis County, Texas.

          (b) Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Titles of sections are for convenience only and neither limit nor amplify any of the provisions contained herein.

          (c) Upon execution of this Agreement, the right, duties and obligations of the parties hereto with respect to the matters set forth herein shall be governed solely by the provisions of this Agreement, and all representations, warranties, terms and conditions with respect to such

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matters which may be contained in any prior writing executed by any of the parties shall be null and void and of no further force and effect.

          (d) Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application thereof to any party hereto or under any circumstances, shall be invalid or unenforceable to any extent under applicable law, such provision shall be deemed severed from this Agreement with respect to such party or such circumstance, without invalidating the remainder of this Agreement or the application of such provision to other persons or circumstances, and a new provision shall be deemed to be substituted in lieu of the provision so severed which new provision shall, to the extent possible, accomplish the intent of the parties hereto as evidenced by the provision so severed.

          (e) In the event of a breach or threatened breach by the Employee of any provision of this Agreement, then in addition to any other available remedy to which the Corporation may be entitled, including the recovery of damages, the Corporation shall be entitled to an injunction restraining the Employee from breaching or attempting to breach, in whole or in part, any of the provisions of this Agreement. In addition, in the event of a breach by either party of any provision of this Agreement, the non-breaching or (in the event of litigation) the prevailing party shall be entitled to recover from the other party (the "Non-Prevailing Party") all reasonable costs and attorneys' fees incurred by the non-breaching or prevailing party in seeking any of such remedies; provided, however, the Non-Prevailing Party shall not be required to pay any amount of the other

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party's costs and attorneys' fees that is in excess of one and one-half (1-1/2)
times such Non-Prevailing Party's own bona fide costs and attorneys' fees incurred in connection with the matter.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth above.

                            CLINICOR, INC.


                            By: /s/ James W Clarke CFO
                               --------------------------------------
                               JAMES W. CLARK, JR., Vice President of Finance, Treasurer and CFO

                                                            "CORPORATION"


                            /s/ Rosina Maar MD
                            --------------------------------------
                            ROSINA MAAR, M.D.

                                                            "EMPLOYEE"

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                                   EXHIBIT A
                                   ---------

                              Summary of Benefits
                              -------------------



WORKERS' COMPENSATION INSURANCE

     Workers' compensation benefits are provided in accordance with the Texas Workers' Compensation Act. Policy with Hartford Insurance allowing coverage throughout the United States.

MEDICAL

     Clinicor provides a PPO medical insurance plan with Fortis Benefits for all full-time employees and their eligible dependents. A new employee is eligible for group medical coverage on the first day of the month immediately following 30 days of uninterrupted service. Clinicor pays the medical and dental premiums for each full-time employee.

     Preferred Provider One Hundred Plan 1000

     -  Deductible Amount: $1,000
     -  Family Deductible: $2,000
     -  Contracting Outpatient Physician Co-Pay: $20.00
     -  Emergency Room Co-Pay:
          Contracting - $50 each visit
          Non-Contracting - $100 each visit
     -  Non Contracting Hospital Admission Co-Pay: $200

DENTAL

     -  Preventive: $0
     -  Basic and Major: $50 (deductible)
     -  Yearly Maximum Benefit: $1,000
     -  One year waiting period for major dental

PRESCRIPTION DRUG CARD PLAN

     -  Generic Prescription Drugs: $5
     -  Brand Name Prescription Drugs: $10 plus 30%

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LIFE INSURANCE & SHORT AND LONG-TERM DISABILITY

     Benefits include a group life insurance and AD&D policy with Fortis Benefits for all full-time employees, with the premiums paid in full by Clinicor. A new employee is eligible for this coverage on the first day of the month immediately following 90 days of uninterrupted service.

     Clinicor provides group short-term and long-term disability insurance to all regular full-time employees. A new employee is eligible for this coverage on the first day of the month immediately following 90 days of uninterrupted service.

401(K) RETIREMENT PLAN

     Principal Financial Group offers a mix of investment profiles. Principal offers an internet site to find daily account values and information about investment options. Clinicor provides eligible employees with retirement benefits under a 401(k) Profit Sharing Plan. Clinicor matches 20% of the first 5%. Regular full-time employees become eligible for this plan on a quarterly basis.

     Clinicor also offers rollover options into Clinicor's qualified 401(k) plan for employees who wish to transfer their funds from other retirement plans into Clinicor's 401(k) plan.

SECTION 125 FLEXIBLE BENEFIT PLAN

     The Flexible Benefit Plan allows employees to pay for certain eligible expenses with pre-tax dollars under Section 125 of the Internal Revenue Code.

PERSONAL DAYS

     Eligible full-time employees accrue paid personal days off at the rate of
     5.3 hours per month worked; however, no employee shall take a paid-personal day off until they have worked the 90 day introductory period with Clinicor.

     This policy takes the place of the more conventional "sick leave". We believe our policy will give employees more flexibility in their personal lives and will allow for better planning between employees and supervisors.

     Every eligible employee is entitled to 8 paid personal days per year of work. These personal days can be used for any combination of illness, doctors' appointments, family business, childcare, or other personal needs. They may include personal "mental health" days as needed, to avoid suffering from excessive stress.

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

VACATION DAYS

     Vacation pay will be at the same rate as any other regularly scheduled work week. The vacation pay is designed as an incentive and reward for length of service with Clinicor. After the first three months of employment, vacation is accrued at the following monthly rates, based on a forty-hour week. Eligible employees working at least 32 but less than 40 hours per week will receive vacation on a prorated basis.

     -  Up to 3 years of service:  6.67 hours per month
        (80 hours per year)
     -  From 3 to 8 years of service:  10 hours per month (120 hours per year)
     -  More than 8 years of service: 13.3 hours per month (160 hours per year)

HOLIDAYS

     The following are the national holidays, which are observed as paid holidays by Clinicor:

     New Year's Day
     Memorial Day
     Independence Day (July 4/th/)
     Labor Day
     Thanksgiving Day
     Day after Thanksgiving
     Christmas Day

Details concerning the foregoing benefits are as set forth in the Corporation's Employee Handbook, which the Corporation reserves the right to modify from time to time.

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                                   EXHIBIT B
                                   ---------

                  Expenses to be Reimbursed in Connection with
                  --------------------------------------------
                      Employee's Presence in Austin, Texas
                      ------------------------------------


As long as the Corporation requires the Employee to maintain her primary office in Austin, Texas, the Corporation agrees to reimburse the Employee for certain living expenses to be incurred when working at the Corporation's headquarters in Austin, Texas, and to provide a leased automobile for use by the Employee in Austin, as detailed below:

     . Housing: The Corporation will reimburse the Employee $1,100.00 per month for housing accommodations in Austin.

     . Transportation: The Corporation will provide the Employee a leased automobile for use in Austin.

     . Travel: The Corporation agrees to reimburse the Employee for two round trip airline tickets per month for travel by the Employee between Austin and her residence in North Carolina.

The foregoing list includes all expenses to be reimbursed by the Corporation in respect of Employee's presence in Austin. The Corporation will reimburse the Employee ordinary business expenses, pursuant to travel and entertainment policies in effect from time to time, for expenses incurred in connection with entertaining clients and in connection with travel outside of Austin.

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